REGISTRATION NO. 333-

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2004
                              SUBJECT TO AMENDMENT
                 ---------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                 ----------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               PACIFIC CMA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           COLORADO                                       84-1475073
---------------------------------          -------------------------------------
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                          1350 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                            ------------------------
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

                  HENRIK M. CHRISTENSEN COMPENSATION AGREEMENT
               -------------------------------------------------
                            (FULL TITLE OF THE PLAN)

                             HENRIK M. CHRISTENSEN
                          1350 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 247-0049
 NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE

                                   COPY TO:

                           LAWRENCE G. NUSBAUM, ESQ.
                          GUSRAE, KAPLAN & BRUNO, PLLC
                          120 WALL STREET - 11TH FLOOR
                            NEW YORK, NEW YORK 10005
                              TEL: (212) 269-1400
                              FAX: (212) 809-5449

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

--------------------------------------------------------------------------------
   TITLE OF EACH                    PROPOSED         PROPOSED
     CLASS OF                        MAXIMUM          MAXIMUM
    SECURITIES      AMOUNT TO BE  OFFERING PRICE     AGGREGATE       AMOUNT OF
       TO BE         REGISTERED     PER SHARE*    OFFERING PRICE*  REGISTRATION
    REGISTERED                                                          FEE
--------------------------------------------------------------------------------
   Common Stock       100,000        $1.665          $166,500         $21.10
  (No Par Value)      Shares
--------------------------------------------------------------------------------

      * Estimated pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for purposes of calculating the Registration Fee and based upon the average of the high ($1.68) and low ($1.65) prices of the Registrant's shares as reported on the American Stock Exchange on March 25, 2004.

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) (1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 2 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS
                                PACIFIC CMA, INC.

         100,000 SHARES OF COMMON STOCK UNDER THE HENRIK M. CHRISTENSEN
                             COMPENSATION AGREEMENT

The selling shareholder listed in this prospectus is selling these shares for his own account. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of the common stock by the selling shareholder. We will bear the costs and expenses of registering the common stock offered by the selling shareholder. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholder.

Our common stock is traded on the American Stock Exchange ("AMEX") under the symbol PAM. On March 25, 2004, the last reported sale price for our common stock on the AMEX was $1.68 per share.

                              ---------------------

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 29, 2004.

                                TABLE OF CONTENTS

                                                                            Page

A NOTE ABOUT FORWARD-LOOKING STATEMENTS........................................1
OUR COMPANY....................................................................2
RISK FACTORS..................................................................12
USE OF PROCEEDS...............................................................22
SELLING SHAREHOLDER...........................................................23
PLAN OF DISTRIBUTION..........................................................24
LEGAL MATTERS.................................................................25
EXPERTS.......................................................................25
WHERE CAN YOU FIND MORE INFORMATION ABOUT US..................................26
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................26
COMMISSION'S POSITION ON INDEMNIFICATION......................................28

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this prospectus outside of the United States. Persons outside of the United States who came into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference into it contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as statements relating to our financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical fact. Accordingly, statements that are based on management's projections, estimates, assumptions, and judgments are forward-looking statements. These forward-looking statements are typically identified by words or phrases such as "believes," "expects," "anticipates," "plans," "estimates," "approximately," "intend," and other similar words and phrases, or future or conditional verbs such as "should," "would," "could," and "may." These forward-looking statements are based largely on our current expectations, assumptions, estimates, judgments, and projections about our business and our industry, and they involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, judgments, and estimates, forward-looking statements involve known and unknown risks, uncertainties, contingencies, and other factors that could cause our or our industry's actual results, level of activity, performance or achievement to differ materially from those discussed in or implied by any forward-looking statements made by or on behalf of Pacific CMA, Inc. and could cause our financial condition, results of operations, or cash flows to be materially adversely affected. In evaluating these statements, some of the factors that you should consider include those described under "Risk Factors" and elsewhere in this prospectus or incorporated herein by reference.

                                   OUR COMPANY

BACKGROUND

      We are a global, non-asset based logistics/freight forwarder providing supply chain logistics services. We coordinate the shipping and the storage of raw materials, supplies, components and finished goods by air, sea, river, rail and road. We are capable of handling all types of cargo including garments on hangers, refrigerated cargo, hazardous materials as well as perishable goods. Most of our revenue is derived from airfreight and ocean freight forwarding services for which we are paid on a transactional basis.

      As of December 31, 2003, we maintained approximately 128 cargo agents located in 68 countries and 161 cities serving major gateways worldwide.

      Our current business was formed from a base of two freight forwarders, AGI Logistics and Airgate International, which were acquired in 2000 and 2002, respectively. Our business is managed from our principal support group offices in New York and Hong Kong.

GENERAL

      We do not own or operate any aircraft, ships, river barges or railroads, instead using commercial freight air carriers, ships, river barges and railroads to provide the transportation services for freight forwarding. Normally we arrange to pick up, or arrange for the pick up, of a shipment at the customer's location and deliver it directly to the commercial carrier. The commercial carrier delivers it to the selected destination airport, shipping warehouse, ship, or railway station. We then pick up the shipment and deliver it or have it delivered to the recipient's location.

      Although capable of handling packages and shipments of any size, we focus primarily on large shipments of equipment or materials weighing over 100 kilograms. As a result of the size of our average shipment and the fact that we are a non-asset based logistics provider, we do not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or local postal services.

      Our revenue is derived from our freight forwarding services, from the rates that we charge our customers for the movement of their freight from origin to destination. The carrier's contract is with us, not with our customers. We are responsible for the payment of the carrier's charges and we are legally responsible for the shipment of the goods and for any claims for damage to the goods while in transit. In most cases, we receive reimbursement from the carriers for the claims. Since many shippers do not carry insurance sufficient to cover all losses in the event of total loss, we also carry insurance to cover any unreimbursed claims for goods lost or destroyed. Gross revenue represents the total dollar value of services we sell to our customers.

      Our costs of transportation, products and handling include the direct cost of transportation, including tracking, rail, ocean, air and other costs. We frequently commit to space with shippers prior to receiving committed orders from our customers. We act principally as a service provider to add value and expertise in the procurement and execution of these services for our customers. Our gross profits (gross revenues less the direct costs of transportation, products, and handling) are the primary indicator of our ability to source, add value and resell services and products that are provided by third parties. Generally, freight forwarders are compensated on a transactional basis for the movement of goods and related services which arise from the services they provide to customers.

      We also derive commission income from our cargo agents, but this is not a significant source of our revenue.

      We are members of the International Air Transport Association, Hong Kong Association of Freight Forwarding Agents Ltd., and an associated member of the International Federation of Freight Forwarders Association and have two main operational offices, one in New York and one in Hong Kong.

      Agency offices are owned and operated by independent business owners who enter into agency agreements with us. These cargo agents, among other things:

      o Collect freight on behalf of us and send it to the United States and Hong Kong as appropriate;

      o     Provide sales and marketing support;

      o Deal with break-bulk, (i.e., consolidation and deconsolidation) of various shipments, customs brokerage and clearance, local delivery services; and

      o Handle routing of orders from an overseas country to United States, China and Hong Kong.

      We provide these agency offices with the following services, among others:

      o     Handle export cargo from the United States, China and Hong Kong;

      o Provide local pick-up and transshipment via Hong Kong rail/sea/ air terminals and from origins in the United States;

      o     Handle import cargo from overseas;

      o Deal with break-bulk, documentation, and customs brokerage and clearance; and

      o     Provide warehousing and storage.

      Our branch offices in Chicago, Shanghai, Yantian, Futian, Hong Kong airport and Guangzhou are responsible for providing a number of services. Their primary function is to provide sales and customer service in a specified market or airport city. Branch offices utilize our billing and accounting software, which allows each branch office to transmit customer billing and account information to our administrative offices for billing to the customer.

HOW WE DIFFER FROM OTHER UNITED STATES-BASED LOGISTICS FORWARDERS

      Pacific, as a freight forwarder, is distinguished from other United States-based logistics forwarder in following material ways.

1.    Credit Risk

      In the United States, based upon our experience in the industry, it is standard practice for importers on the East Coast of the United States, to expect thirty days from the time cargo has been delivered before invoices are due. The West Coast payments are made prior to the delivery of the goods. Because the vast majority of our business is to the East Coast of the United States, we maintain tight credit controls and closely monitor the receivables from our customers.

      The majority of United States freight forwarders are non-asset based companies and as other non-assets based businesses, find it difficult to obtain financing from banks and therefore often have liquidity problem. This in turn often results in delayed remittance to their overseas cargo agents, and it is not uncommon that payments are delayed for more than ninety days, requiring us to finance these payments. This clearly presents freight forwarders with significant liquidity challenges and requires us to seek bank lines to finance our receivables. We also face this problem. Most freight charges are incurred and paid in Asia. This also increases our risk (in addition to the risk we already bear because we have paid the carrier in advance) as not only do we have the risk that the importer in the United States will not pay us, but we also have the risk of non-payment by the cargo agent. This occurs if the importer pays our United States cargo agent who does not remit our portion on a timely basis.

2.    Inventories risk

      Our bank facilities are almost exclusively used to buy space from air and sea carriers, as we must pay the carriers promptly to ensure our continued ability to operate.

      One of our banking facilities is to provide bank guarantees to certain carriers. These are similar to letters of credit issued on our behalf to shippers to assure the payment of minimum space commitments. We pay interest on the notional amount of the guarantees.

      Unlike other United States logistics companies, we bear a high amount of inventory risks. We have to pay not only for the guarantees we have to put up to the carriers, we also have to pay even if we do not have any cargo as we have guaranteed to pay for an agreed amount of cargo space every week. We are not able to ask our clients to make these guarantees and accordingly, we assume all of the risks.

      Our main operating subsidiary AGI Logistics is based at the world's busiest sea freight port and airport and we believe it is different than other cities world-wide, as the demand for space is usually greater than the supply. This makes it unique in the sense that without space contracts it would be nearly impossible to operate competitively, and it would be nearly impossible to obtain space.

      In Hong Kong we also have what is termed a "Peak Season," from August to November of each year, where both sea freight and airfreight rates increase drastically, due to even tighter supply of space. If we did not have space contracts it would be virtually impossible for us to get space from any airline or shipping line, and the rates would be significantly higher.

      We derive significant revenues from consolidation of cargo on airline pallets. We always seek to build a perfect mix of light and heavy cargo which ensures the weight capacity as well as the cubic capacity is used to the maximum.

      Pacific also receives cargo from other freight forwarders that do not have their own space allocation and co-load with us. If we do not have enough cargo to fill the containers, our sales staff will contact other freight forwarders in an effort to obtain additional cargo to fill those containers. On the other hand, when we do not have enough space for the cargo delivered to our warehouses, we will buy a pallet space from another freight forwarder and then load our cargo in the pallet and ship the pallet to our office in the United States or to one of our cargo agents elsewhere in the world.

      For sea freight, we also commit and guarantee to ship a certain number of sea freight containers with a specific shipping line and negotiate a contract price. The more containers we have in the contract the more competitive the price will be. If we do not ship the contracted number of containers we will be charged penalty (dead freight). Sea freight is generally shipped in full container loads, but we also consolidate containers with smaller consignments and "build" container loads to major gateways across the world.

      One of our major subsidiaries, AGI Logistics (HK) Ltd is located in Hong Kong which is different from any other port or airport, as it takes many years to receive an allocation of space from an airline or shipping line. It is a constant task negotiating for additional space with carriers, as the more contracted space we have, the lower the price we pay to the carrier. To buy space on the open market or from a Airline Appointed Agent is a lot more expensive, but sometimes we are required to pay a higher price, although we are unable to increase the rate to our client and are therefore are required to transport the cargo at a loss, if we want to retain the client.

      We also charter aircraft when it is impossible to obtain extra or enough space from an airline, and there is a risk that we will be unable to secure sufficient business to fill the aircraft. The times between our receiving an order and securing an airplane for charter and the actual flight date are very short. Considering that a Boeing 747 can cost between $350,000 and $700,000 to charter between Hong Kong and any US city, depending on the season, we do run a very large risk, but ultimately, it is our business skill in being able to predict the amount of business that we are likely to obtain for that week's flight that determines if we will pay for the aircraft or turn a profit. For charter flights we have to pay in full when signing the agreement.

      Our losses from having to absorb committed space without having goods to ship has not been significant. We believe this is primarily due to the following three factors:

      o We believe that we are effective in gauging able to place sufficient cargo in the charter to pay its cost or return profit demand and availability of goods;

      o The uniqueness of Hong Kong as our main place of business and the fact that demand for shipping space exceeds supply; and

      o Our arrangements with others in the freight-forwarding business to absorb excess capacity.

3.    Cargo Risk / Insurance Risk

      Unlike other United States based logistics forwarders, Pacific has freight forwarders' liability insurance that covers us against customer claims. We accept responsibility for the safe delivery of cargo and will be held responsible and incur losses if anything goes wrong. We are also responsible for damages to cargo caused by our staff, and carry insurance that covers a loss up to a maximum of $250,000.

      The three factors described above are the reasons that we are different from United States based freight forwarders.

OPERATIONS IN UNITED STATES, HONG KONG AND CHINA

UNITED STATES. As a result of our acquisition of Airgate a significant portion of our operations is now taking place in New York where the focus of operations is importing goods from the Far East. We have our own bonded warehouse where we do daily deconsolidation of cargo. In June 2002 we opened a small branch office in Chicago. The USA offices are licensed by International Air Transport Association and the Federal Maritime Commission.

HONG KONG. Hong Kong is not subject to the laws of Mainland China. Hong Kong still follows the common law system. Under the Basic Law of Hong Kong, a mini-constitution codified prior to the return of Hong Kong to China, Hong Kong will continue to have, for 50 years starting in 1997, the same political, economic, and legal system it enjoyed under the British administration. Although there is no certainty as to the future, we believe that the autonomy of Hong Kong as a special administrative zone of China has been well respected by China to date.

CHINA. We have branch offices in China, in Futian, Yantian, Guangzhou, and Shanghai. We have no direct investment in China by way of joint venture or wholly foreign owned operation. We receive all payments for our services in Hong Kong.

      Under Chinese regulations, representative offices are not permitted to conduct direct business activities. They are permitted only to make business contacts and provide services on behalf of their main offices. Representative offices cannot enter into contracts or even receive payments on behalf of the head offices or any third parties.

      Accordingly, we believe our operations are not significantly affected by factors to which companies with significant operations in China may be subject.

GLOBAL AGENCY NETWORK

      The arrangements between our overseas agents and us are usually non-exclusive. Under these arrangements, the agents are not given any power to commit us in any way or any authority to enter into any contract on our behalf. The fees payable to these agents are usually determined by the requirements of the individual customer's order and the charges.

      We have approximately 128 overseas agents, many of whom have offices in cities such as London, Hamburg, Los Angles, Tokyo, Seoul, Taipei and Sydney. As a result, we are represented by more than one agent in many cities and do not generally need to rely on a single agent in any one city.

      Through the use of these independent sales and marketing agents, we can expand our business without the costs typically associated with the ownership and maintenance of company-owned branch offices.

OUR SERVICES

      In order to continue our rapid development of our core business of freight forwarding and logistics services, we plan to consistently provide cost-effective and reliable freight forwarding and logistics services. Our competitors tend to be mostly cargo agents who can offer one type of transportation carrier to customers. However, many customers need to utilize more than one type of transportation carrier. For example, an inland factory may need to ship a container by truck, have it loaded via a feeder boat and transported by a large cargo vessel. It may then have to deal with three separate transportation agents for shipping.

      By contrast, as a multi-service provider offering expedited air and sea freight services, we can provide our customers with one-stop transportation shopping, arranging for all necessary forms of transportation at the same time.

      We have a diverse customer base. Our customers' industries include textile and apparel, hair care product industries and to a lesser extent automotive, computer and electronic equipment, heavy industrial, construction equipment and printed materials.

      One (1) client individually accounted for approximately 14% of our freight forwarding income for the twelve (12) months ended December 31, 2003. The loss of one or more of our major customers could have a material adverse effect on our freight forwarding income, business and prospects.

      Three (3) transportation providers accounted for approximately 7%, 5% and 7%, respectively, of our shipping activities for the year ended December 31, 2003. Because we are generally able to negotiate more favorable shipping rates as a result of shipping a greater volume of product with a limited number of transportation providers, the loss of one or more of these providers could result in an increase in our cost of freight forwarding.

AIR AND SEA FREIGHT BUSINESS

      We have focused our development on air and sea freight services. The mode of transportation for a particular shipment depends on, the following factors:

      o     Contents
      o     Route
      o     Scheduled departures
      o     Available cargo capacity
      o     Cost

      We believe that we are able to compete for cargo space, a key competitive factor in our industry, as a result of the informal relationships that management has fostered with various major air and sea carriers, cargo space providers. Our ability to negotiate more favorable shipping terms is dependent in part on our shipping volume, with the greater the volume generally resulting in more favorable shipping rates. No assurances can be given that such relationships will continue.

      Due to the volume of shipment we arrange, we are generally able negotiate competitive pricing for air shipments. Generally, our prices are lower than the prices our customers could negotiate with commercial passenger and freight air carriers, since we buy in bulk from airlines and retail the space to individual customers.

IMPORT FREIGHT FORWARDING

      Import freight cargo includes leather, fabrics, watch components and chemical products. We handle an increasing number of shipments imported into the USA mainly through New York, Los Angeles and Chicago and in Hong Kong mainly destined for China.

      An import freight forwarding transaction usually commences when we receive a shipment advice from a customer, overseas agent or shipping agent detailing the quantity and nature of cargo shipped and the expected date of arrival. We promptly notify the consignee of the cargo of the relevant details and, depending on the consignee's instructions, arrange for customs brokerage and clearance and, if required, provide other services such as temporary storage, local delivery and distribution. In the United States and Hong Kong and South China, we are able to provide local delivery of cargo by either using our own fleet of trucks or engaging subcontractors to provide the services. As we do not maintain an office in North China, we do not provide local cargo service in that region.

      We derive our income from air and sea import freight forwarding services in the form of commissions received from overseas agents and handling and delivery charges from customers.

INSURANCE

      We maintain customer liability insurance with maximum protection of $250,000 for each single claim.

MARKETING

      We are committed to providing competitive pricing and efficient and reliable services to our customers worldwide. We enjoy the benefits of management's relationships with our customers, major airlines and shipping lines, and our extensive network of overseas agents. We believe that management's experience has contributed to identifying prospective overseas agents to ensure compatibility with our operations and that the ability of our personnel to foster and maintain these valuable relationships as mentioned above contributes to our success.

      Our sales teams are responsible for marketing our services to a diversified base of customers and bringing in new customers and overseas agents in order to extend our agency network. The sales team members make regular courtesy visits to existing and potential customers in the United States, Hong Kong, Australia and Europe with a view to better understanding their needs and expectations. Members of the sales team often provide customers with suggestions to ensure cost-effective and efficient delivery of goods, and provide a service intended to meet the customers' particular needs as to packaging, special timing, seasonal demand and unusual types of freight forwarding service.

      In addition to our own employees, cargo agents who are independent contractors are appointed by us to generate business and to coordinate freight activities in their respective markets. These cargo agents are paid on a commission basis.

      In the past year, we served more than 3,966 customers, of whom over 1,000 have maintained regular business dealings with us over the past year.

      We have over 40 major customers that buy or sell merchandise such as garments, hair care products, toys, electronics parts and appliances. We believe one of the benefits arising from our broad customer base is that we have acquired extensive experience in accommodating the requirements of different customers in dealing with a great variety of products. The diversity in the mix of cargo enhances the ability to achieve economics of scale.

      The majority of our transactions are denominated in Hong Kong dollars or United States dollars. The risk due to exchange rate fluctuation is negligible so long as the Hong Kong dollar remains "pegged" to the United States dollar. Sales are made on credit, generally 30 days, or on a cash basis. We have a credit control policy, that our employees have been instructed to follow by checking or obtaining the credit reference of new customers, the credit records of our customers are reviewed by senior staff and a director must give his/her prior approval for orders in excess of a pre-determined amount. We, on the other hand, receive credit on a short-term basis, generally 30 days, from airlines and shipping lines and the settlement is usually on a cash basis. In the USA, we generally have to pay shipping lines immediately.

      Our marketing efforts are directed primarily to distribution, procurement and marketing managers of potential customers with substantial requirements for international transportation of cargo.

COMPETITION

      We have encountered strong competition from other companies in the freight forwarding industry. Competitive factors include reliability of service, price, available cargo space capacity and technological capacity. We believe that we compete based on our price and reliability of service as well as capacity, although we are not able to compete with the technology capabilities of many of our competitors. We believe we offer a unique blend of services involving all modes of transportation, including truck, sea, rail and air plus warehousing as well as internet freight and inland trucking. We believe we are well placed in Hong Kong and China to take advantage of the growing number of shipments from and to China since China entered the Word Trade Organization.

      We will consider expanding through strategic acquisitions of companies in the same or complementary lines of business. In some circumstances, the most efficient way to expand our operations may be to acquire existing freight forwarders in certain key markets or companies whose services complement our own. Expansion through acquisition may enable us to increase our market share more rapidly and allow it to take advantage of opportunities arising from economies of scale earlier than if we relied exclusively on internal expansion.

      Our primary competitors are EGL, Inc. UTi, Rical, Speedmark, Danzas, and Expeditors. We compete with regional and local freight forwarders in the United States as well as in Asia.

GOVERNMENT REGULATION

      Our operations are subject to various local and foreign regulations that require us to maintain permits and licenses. Our failure to comply with applicable regulations and maintain necessary permits and licenses could result in a revocation of our operating authority or substantial fines. We believe we are in compliance with all applicable regulations and that all our required licenses and authorities are current.

      We are subject to laws regulating the discharge of materials into the environment. Similar laws apply in many of the foreign jurisdictions in which we operate. Although our operations have not been significantly affected by environmental compliance issues in the past, we cannot predict the impact environmental regulations may have in the future. We do not anticipate making any material capital expenditures for environmental control purposes in the foreseeable future.

EMPLOYEES

      As of December 31, 2003, we had 115 employees, all of whom were employed on a full-time basis including 15 executives, 14 sales, 16 administrative persons and 60 clerical persons and 10 warehouse men. We are not a party to a collective bargaining agreement with our employees and we believe that our relationship with our employees is satisfactory.

RECENT DEVELOPMENTS

      On March 23, 2004, our shareholders approved the change of our state of incorporation from the State of Colorado to the State of Delaware. We anticipate that this reincorporation will become effective at the close of business on March 31, 2004. The reincorporation is being accomplished by means of a merger of Pacific CMA, Inc. (Colorado) with and into Pacific CMA, Inc. (Delaware), a newly-formed Delaware corporation owned by us. Pacific CMA, Inc. (Delaware) will be the surviving corporation in the merger. Other than changing our state of incorporation to the State of Delaware, the reincorporation, we believe, had no other material effect on our business and/or operations.

      On or about November 7, 2003, we issued an aggregate of 1,950,000 restricted shares of our common stock to a non-officer employee and persons who are to join the staff of two of our subsidiaries in consideration of their current and anticipated employment, as the case may be, with the respective subsidiaries for the period of time from January 1, 2004 to December 31, 2008.

      On December 5, 2003, the shares of our common stock commenced trading on the AMEX under the trading symbol "PAM." Prior thereto, shares of our common stock were quoted on the Over-the-Counter Bulletin Board under the symbol "PCCM."

      As of January 31, 2004 we entered into a Compensation Agreement with the selling shareholder, pursuant to which he will be issued 100,000 shares of our common stock as partial consideration for his services in his capacity as our Executive Vice President. These 100,000 shares are the shares of our common stock that are being offered for resale under this prospectus.

                                  RISK FACTORS

You should carefully review and consider the following risks as well as all other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements, before you decide to purchase our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties of which we are currently unaware or which we believe are not material also could materially adversely affect our business, financial condition, results of operations, or cash flows. In any case, the value of our common stock could decline, and you could lose all or a portion of your investment. To the extent any of the information contained in this prospectus constitutes forward-looking information, the risk factors set forth below are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us and could materially adversely affect our financial condition, results of operations or cash flows. See also, "A Note About Forward-Looking Statements."

            CERTAIN RISKS RELATED TO OPERATING AN INVESTMENT BUSINESS PARTICULARLY IN HONG KONG AND THE PEOPLES REPUBLIC OF CHINA ("CHINA")

WE ARE SUBJECT TO INTERNATIONAL ECONOMIC AND POLITICAL RISKS, OVER WHICH WE HAVE LITTLE OR NO CONTROL.

      A significant portion of our business is providing services between continents, particularly between North America and Asia. Further, a significant subsidiary, AGI Logistics (HK) Ltd., conducts operations in the Far East, including China and Hong Kong. Doing business outside the United States subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks, and other unforeseeable risks, and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practice in time to avoid the adverse effect of any of these changes.

WE MAY BE UNABLE TO ADAPT TO THE CHALLENGES POSED BY COMPETING IN A CHANGING INTERNATIONAL ENVIRONMENT.

      Doing business outside the United States subjects us to various challenges. See "-We are subject to international economic and political risks over which we have little or no control." We have no control over most of these challenges and may be unable to anticipate and/or adapt to changes in international economic and political conditions and, therefore, may be unable to avoid the adverse effect of any of these changes.

THE POLITICAL UNCERTAINTY IN HONG KONG AND CHINA MAKES IT DIFFICULT TO DEVELOP ANY LONG RANGE BUSINESS PLANNING.

      The transition of Hong Kong's governance from Great Britain to China has resulted in uncertainty regarding the extent to which China intends to impose and enforce its laws and business practices in Hong Kong. In addition, China itself is just beginning to open its doors to foreign businesses and private ownership of companies and businesses within China. There is no guarantee that China will continue these progressive reforms or that they will keep the ones they have. Further, there is no guarantee that China will permit Hong Kong to continue as a semi-independent entity. AGI Logistics (HK) Ltd. relies heavily on business to and from China and Hong Kong. Any change in the political climate in this region may make it more difficult for us to continue operations in such region.

IF RELATIONS BETWEEN THE UNITED STATES AND CHINA WORSEN, INVESTORS MAY BE UNWILLING TO HOLD OR BUY OUR STOCK AND OUR STOCK PRICE MAY DECREASE.

      At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our common stock.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD PRIVATE ENTERPRISE OR EVEN NATIONALIZE OR EXPROPRIATE PRIVATE ENTERPRISES, WHICH COULD RESULT IN THE TOTAL LOSS OF OUR INVESTMENT IN THAT COUNTRY.

      Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

      Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

A LACK OF ADEQUATE REMEDIES AND IMPARTIALITY UNDER THE CHINESE LEGAL SYSTEM MAY ADVERSELY IMPACT OUR ABILITY TO DO BUSINESS AND TO ENFORCE THE AGREEMENTS TO WHICH WE ARE A PARTY.

      We periodically enter into agreements governed by Chinese law. Our business would be materially and adversely affected if these agreements are not respected. In the event of a dispute, enforcement of these agreements in China could be extremely difficult. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us.

FLUCTUATIONS IN EXCHANGE RATES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      Though we use the United States dollar for financial reporting purposes, many of the transactions effected by our subsidiary AGI Logistics (HK) Ltd., are denominated in Hong Kong dollars. Although the value of Hong Kong dollar is currently linked to the United States dollar, no assurance can be given that such currencies will continue to be linked, and that if such link is terminated, the exchange rate of the Hong Kong dollar may fluctuate substantially against the United States dollar. Because we do not currently engage in hedging activities to protect against foreign currency risks and even if we chose to engage in such hedging activates, we may not be able to do so effectively, future movements in the exchange rate of the Hong Kong dollar could have an adverse effect on our results of operations and financial condition.

WE ARE DEPENDENT ON THIRD PARTIES FOR EQUIPMENT AND SERVICES ESSENTIAL TO OPERATE OUR BUSINESS AND WE COULD LOSE CUSTOMERS AND REVENUES IF WE FAIL TO SECURE SUCH EQUIPMENT AND SERVICES.

      We rely on third parties to transport the freight we have agreed to forward. Thus our ability to forward this freight and the costs we incur in connection therewith is dependent on our ability to find shippers willing to ship such freight and at favorable prices. This in turn, depends on a number of factors beyond our control, including availability of cargo space (which depends on the season of the shipment, the shipment's transportation lane, the number of transportation providers and availability of equipment). An increase in the cost of cargo space, due to shortages in supply, increases in fuel cost or other factors, would increase our costs and reduce profits, especially, as has occurred in the past, if we are unable to pass the full amount of increased transportation costs to the customer.

      We also rely extensively on the services of independent cargo agents (who may also be providing services to our competitors) to provide various services including consolidating and deconsolidating various shipments. Although we believe our relationships with our cargo agents are satisfactory we may not be able to maintain these relationships. If we are unable to maintain these relationships or develop new relationships, our service levels, operating efficiency and future freight volumes may be adversely effected.

WE MAY FACE COMPETITION FROM OUR CARGO AGENTS AND EMPLOYEES.

      Our agents and employees, some of whom are integral to maintaining and developing our relationships with certain key customers or for providing services at strategic locations, because they have had the opportunity to develop a relationship with our customers and otherwise gained important information regarding our business practices, may be able to compete with us with respect to such customer's business.

OUR BUSINESS IS SEASONAL AND CYCLICAL AND OUR OPERATING RESULTS AND FINANCIAL CONDITION MAY THEREFORE FLUCTUATE.

      Our business, as is true generally in the freight forwarding industry, is seasonal; the first quarter of the calendar year has traditionally been the weakest and the third and fourth quarters have traditionally been the strongest. Significant portions of our revenues are derived from customers in industries such as apparel and hair product industries, whose shipping patterns are tied closely to consumer demand. To the extent that the principal industries we serve experience cyclical fluctuations, our operating results will be affected by such fluctuations.

NO ONGOING CONTRACTUAL RELATIONSHIP WITH OUR CUSTOMERS.

      We have a very broad and varied customer base. In our fiscal year ended December 31, 2003 ("Fiscal 2003"), we transacted business with more than 2,500 customers. However, our customers wish to remain flexible in choosing freight forwarders and prefer to avoid contractual commitments so that they are able to select and to change forwarders at any time on the basis of competitive rates and quality of service. Therefore, we render freight forwarding services to our customers on a transaction by transaction basis, rather than under the terms of any type of on-going contractual relationship. We have one customer that increased its business with us during Fiscal 2003 by moving some of its cargo from another agent to us. In Fiscal 2003, this customer represented approximately 14% of our total revenue, but we still only handle part of the business of this customer.

      Even with large customers we usually have to give rate quotations before we can secure their business. However, the rates we quote to our customers are still subject to fluctuation and must be adjusted according to changes in the market. As a result, the freight rate quotations we give to our customers are not a guarantee that they will ship or continue to ship their cargo with us. It is not unusual for a customer to ship with many different agents, sometimes because we cannot match the lowest price they have been offered on a particular day. If a customer has a large shipment, they may ask several companies for quotations at the same time and award the shipment to the company with the cheapest rate or the fastest transit time on a particular day. Therefore, although we could lose the business of a customer on one day, the next day we might be successful in obtaining other business from that same customer.

      Some of our business is with large freight forwarders who are actually our competitors. Since these companies handle customs clearance for some of our customers, we must cooperate with these competitors and bill them to obtain payment for the air or sea freight of our customers. This represents a major risk for us because these competitors are major freight forwarders handling the same routes as us, and are also likely to be continuously attempting to solicit business away from us. In order to retain our customers in such circumstances, we must attempt to provide a very high level of service.

      A portion of our business is also derived from customers that are handled by our overseas agents. This presents risks for us, since we cannot control the level of service which is provided by our overseas agents and we risk losing business as a result of problems that customers may encounter in dealing with these agents.

      It is the nature of the freight forwarding and logistics business that we must continuously seek new customers because the turnover of customers is very high and it is not common to have contracts with customers. Certain large companies who ship goods all over the world may sign contracts with freight forwarders. But, since we have only a limited number of our own offices and must rely on overseas agents in many parts of the world, we are not yet large enough to be in a position to compete for these kinds of contracts. As a result, there can be frequent changes in our customer list, and there is no assurance that we will be able to maintain our current relationship with particular customers.

OUR FREIGHT FORWARDING INCOME COULD BE REDUCED BY THE LOSS OF MAJOR CUSTOMERS.

      One client accounted for 14% of our freight forwarding income for Fiscal 2003. The loss of one or more of our major customers could have a material adverse effect on our freight forwarding income, business and prospects.

WE ARE DEPENDENT ON CERTAIN TRANSPORTATION PROVIDERS TO PROVIDE SHIPPING SERVICES ON OUR BEHALF AND THE LOSS OF SUCH PROVIDERS MAY REDUCE OUR ABILITY TO COMPETE.

      Three (3) transportation providers accounted for approximately 7%, 5%, and 7%, respectively, of our shipping activities for Fiscal 2003. Because we are generally able to negotiate more favorable shipping rates as a result of shipping a greater volume of product with a limited number of transportation providers, the loss of one or more of these providers could result in an increase in our cost of freight forwarding.

IF WE CHOOSE TO GROW THROUGH ACQUISITIONS, WE MAY BE UNABLE TO IDENTIFY, MAKE AND SUCCESSFULLY INTEGRATE ACQUISITIONS ADVERSELY EFFECTING OUR PROFITABILITY.

      We may choose to grow through one or more acquisitions, to maintain or improve our competitive position in the industry, which rewards economies of scale.

      Identifying, acquiring and integrating businesses requires substantial management, financial and other resources and may pose risks with respect to customer service market share and dilution of your ownership interests. Further, acquisitions involve a number of special risks, some or all of which could have a material adverse effect on our business, financial condition and results of operation. These risks include:

      o     unforeseen operating difficulties and expenditures;

      o difficulties in assimilation of acquired personnel, operations and technologies;

      o the need to manage a significantly larger and more geographically dispersed business;

      o     impairment of goodwill and other intangible assets;

      o diversion of management's attention from ongoing development of our business or other business concerns;

      o     potential loss of customers;

      o     failure to retain key personnel of the acquired businesses; and

      o     the use of our available cash, to the extent any is available.

      No assurance can be given that any acquisition will be completed, or that such acquisition will increase our earnings and not dilute your ownership interests. If we do not grow through acquisitions and/or through internally generated growth, our competitive position may weaken due to the economies of scale (including greater pricing power) that our competitors will have. To the extent we use our common stock and other securities for acquisitions, your ownership interest in the Company will be diluted.

WE MAY MAKE ACQUISITIONS WITHOUT SHAREHOLDER APPROVAL.

      If we decide to make any acquisitions, we will endeavor to evaluate the risks inherent in any particular acquisition. However, there can be no assurance that we will properly or accurately ascertain all such risks. We will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates and in deciding if they should be acquired for cash, equity or debt, and in what combination of cash, equity and/or debt.

      We will not seek shareholder approval for any acquisitions unless required by applicable law and regulations. Our shareholders will not have an opportunity to review financial and other information on acquisition candidates prior to consummation of any acquisitions under almost all circumstances.

      Investors will be relying upon our management, upon whose judgment the investor must depend, with only limited information concerning management's specific intentions.

      There can be no assurance that we will locate any such additional acquisition candidate, successfully complete such additional acquisition, or any acquisition will perform as anticipated, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to us or that we will not lose our entire investment in any acquisition candidate.

WE MANAGE OUR BUSINESS ON A DECENTRALIZED BASIS WHICH MAY RESTRICT IMPLEMENTATION OF ADEQUATE BUSINESS CONTROLS, AND MAY LIMIT OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY.

      We manage our business on a decentralized basis, allowing our subsidiaries and their management to retain significant responsibility for the day-to-day operations, profitability and growth. As we grow, our management may not maintain adequate controls on inter-company disbursements for freight forwarding and customs brokerage services. In addition, our subsidiaries may be operating with management, sales and support personnel that may be insufficient to support growth in their respective operation without significant central oversight and coordination. If proper overall business controls have not been and are not implemented, a decentralized operating strategy could result in inconsistent operating and financial practices, which could materially and adversely effect our profitability.

      Because we are a holding company, we are financially dependent on receiving distributions from our subsidiaries and this could prove harmful if such distributions are not made. The ability of our subsidiaries to pay such distributions is subject to all applicable laws and other restrictions including, but not limited to, applicable tax laws. Such laws and restrictions could limit the receipt of distributions, the payment of dividends and restrict our ability to continue operations.

OUR FAILURE TO DEVELOP, INTEGRATE, UPGRADE OR REPLACE INFORMATION TECHNOLOGY SYSTEMS MAY RESULT IN THE LOSS OF BUSINESS.

      The battle for market share within the freight forwarding industry has traditionally been waged over price, service quality, reliability, the scope of operations and response to customer demand. Increasingly, our competitors are competing for customers based upon the flexibility and sophistication of the technologies supporting their freight forwarding services. Adequate information technology systems afforded by freight forwarders allows freight forwarding customers to manage inventories more efficiently. Many of our competitors have information systems that are significantly more sophisticated than our systems. We have only invested a minimum amount of funds on these systems and do not intend to spend significant funds on such systems in the near future. If our information technology systems are not perceived as assisting our customer's ability to conduct business efficiently, our service levels, operating efficiency and future freight volumes could decline.

IF WE FAIL TO COMPLY WITH APPLICABLE GOVERNMENT REGULATION WE COULD BE SUBJECT TO FINES AND PENALTIES AND MAY BE REQUIRED TO CEASE OPERATION.

      Our air transportation activities in the United States are subject to regulation by the Department of Transportation, as an indirect air carrier, and by the Federal Aviation Administration. Our overseas offices and agents are licensed as airfreight forwarders in their respective countries of operation. We are licensed in each of our offices as an airfreight forwarder by the International Air Transport Association. In the case of our newer offices, we have applied for such a license. We believe we are in substantial compliance with these requirements.

      We are licensed as an ocean freight forwarder by and registered as an ocean transportation intermediary with the Federal Maritime Commission ("FMC"). The FMC has established qualifications for shipping agents, including surety bonding requirements. The FMC also is responsible for the economic regulation of non-vessel operating common carriers that contract for space and sell that space to commercial shippers and other non-vessel operating common carrier operators for freight originating or terminating in the United States. To comply with these economic regulations, vessel operators and non-vessel operating common carriers are required to file tariffs which establish the rates to be charged for the movement of specified commodities into and out of the United States. The FMC has the power to enforce these regulations by assessing penalties. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We believe we are in substantial compliance with all applicable regulations and licensing requirements in all countries in which we transact business.

      Although our current operations have not been significantly affected by compliance with current United States and foreign governmental regulations, we cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating authorities.

WE INCUR SIGNIFICANT CREDIT RISKS IN THE OPERATION OF OUR BUSINESS.

      Certain aspects of the freight forwarding industry involve significant credit risks. It is standard practice for importers on the east coast of the United States to expect freight forwarders to offer thirty (30) days credit on payment of their invoices from the time cargo has been delivered for shipment. Since the majority of our business is to the east coast of the United States, competitive conditions require that we offer thirty (30) days credit to our customers who import to the east coast of the United States. In order to avoid cash flow problems we attempt to maintain tight credit controls and avoid doing business with customers we believe may not be creditworthy. However, there is no assurance that we will be able to avoid periodic cash flow problems or that we will be able to avoid losses in the event customers to whom we have extended credit either delay their payments to us or become unable or unwilling to pay our invoices after we have completed shipment of their goods.

WE INCUR SIGNIFICANT INVENTORY RISK BECAUSE SUBSTANTIALLY ALL OF OUR SHIPPING COSTS ARE INCURRED UNDER SPACE CONTRACTS AND GUARANTEES.

      Substantially all of our shipping costs are incurred under space contracts pursuant to which we agree in advance to purchase cargo space from air and sea carriers or guarantee a minimum volume of shipments per week. We are required to pay for the guarantees and for the purchase of this cargo space even if we do not have cargo from our customers to fill the space. In the past we have been able to minimize any losses from this aspect of our business by seeking to carefully gauge customer demand and the availability of goods, by conducting significant operations in Hong Kong where the demand for shipping space generally exceeds supply, and by making arrangements with other freight forwarders to absorb excess capacity. However, there is no assurance that we will be able to avoid such losses in the future as a result of being required to absorb the cost of committed space without having goods to ship on behalf of our customers.

IF OUR INSURANCE COVERAGE IS NOT SUFFICIENT TO COVER US FROM LIABILITY CLAIMS ARISING FROM ACCIDENTS OR CLAIMS, WE MAY INCUR SUBSTANTIAL UNANTICIPATED EXPENSES.

      Freight that we forward may be damaged or lost during the shipping process. Furthermore, we may forward hazardous materials which may, if handled improperly, harm people and property. Though we carry $250,000 freight service liability and $250,000 third party liability insurance on every single handled shipment, respectively, claims for injuries to persons or property may exceed the amount of our coverage. There is the risk that our liability coverage could be inadequate to cover consequential losses, business interruptions, delays, misdeliveries, customs fines or penalties and uncollected freight that are limited to $250,000 for any one loss and in the aggregate in any one policy year.

                RISKS RELATING TO OUR COMPANY AND OUR SECURITIES

THE LOSS OF KEY PERSONNEL MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY.

      Our success is dependent on the efforts of Alfred Lam, Scott Turner and Kaze Chan who serve as our Chairman, President and Executive Vice President, respectively. We do not maintain key person life insurance on any of these individuals. In addition, there is significant competition for qualified personnel in our industry and there can be no assurance that we will be able to continue to attract and retain the necessary personnel. We are dependent on retaining our current employees, many of whom have developed relationships with representatives of carriers and customers, relationships which are especially important in a non-asset based logistics provider such as Pacific. Loss of these relationships could have a material adverse effect on our profitability.

CONTROL BY ALFRED LAM; POTENTIAL CONFLICT OF INTERESTS.

      Alfred Lam, our Chairman of the Board, Director and Treasurer, as a practical matter, is able to nominate and cause the election of all the members of our Board of Directors, control the appointment of our officers and our day-to-day affairs and management of our Company. Mr. Lam owns approximately 66% of our issued and outstanding voting securities. As a consequence, Mr. Lam can have Pacific managed in a manner that would be in his own interests and not in the interests of the other shareholders of the Company.

YOU MAY EXPERIENCE DIFFICULTIES IN ATTEMPTING TO ENFORCE LIABILITIES BASED UPON U.S. FEDERAL SECURITIES LAWS AGAINST AGI LOGISTICS (HK) LTD. AND ITS NON-UNITED STATES RESIDENT DIRECTORS AND OFFICERS.

      AGI Logistics (HK) Ltd., one of our significant subsidiaries is located in the Far East and its principal assets are located outside the United States. Many of our directors and executive officers are foreign citizens and do not reside in the United States. Service of Process upon such persons may be difficult to effect in the United States. It may be difficult for courts in the United States to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in the United States courts. In addition, the courts in the countries in which some of our subsidiaries are organized or where our and our subsidiaries assets are located may not permit lawsuits for the enforcement of judgments arising out of the United States (and state) securities or similar laws.

IT MAY BE DIFFICULT TO EFFECT TRANSACTIONS IN OUR STOCK IF WE ARE DELISTED FROM AMEX.

      Our shares of common stock have been recently listed for trading on the AMEX. There can be no assurance of the continuation of such listing. If our common stock were to be delisted from the AMEX, we could become subject to the SEC's "pennystock" rules. Broker/dealer practices in connection with transactions in pennystocks are regulated by rules adopted by the SEC, and these practices may limit the number and types of people and entities willing to invest in a "pennystock." For any transaction involving a pennystock, unless exempt, the rules require the delivery, prior to any transaction in a pennystock, of a disclosure statement prepared by the SEC relating to the pennystock market. Disclosure also has to be made about the risks of investing in pennystocks in both public offerings and in secondary trading. The pennystock rules also generally require that prior to a transaction in a pennystock, the broker/dealer make a special written determination that the pennystock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The broker/dealer must provide the customer with current bid and offer quotations for the pennystock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each pennystock held in the customer's account.

WE HAVE OUTSTANDING OPTIONS, WARRANTS AND REGISTRATION RIGHTS THAT MAY LIMIT OUR ABILITY TO OBTAIN EQUITY FINANCING AND COULD CAUSE US TO INCUR EXPENSES.

      We have issued or are obligated to issue warrants to the selling shareholders in connection with a private placement offering of our securities in November 2003. In accordance with the respective terms of warrants and any options granted and that may be granted under our stock option plan or to future investors, the holders are given an opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interests of the other shareholders. The terms on which we may obtain additional financing during the exercise periods of any outstanding warrants and options may be adversely effected by the existence of such warrants and options. The holders of options or warrants may exercise such options or warrants to purchase our common stock at a time when we might be able to obtain additional capital through offerings of securities on terms more favorable than those provided by such options or warrants. In addition, the holders of the warrants issued to the Selling Shareholders have demand and "piggyback" registration rights with respect to their securities. Such registration rights have, and may in the future, involve substantial expense as we have filed, with the SEC, a registration statement to permit the public sale by the selling shareholders of their securities and are required to maintain said registration statement effective with the SEC.

WE HAVE SOLD SHARES BELOW THE THEN CURRENT MARKET PRICE AND WARRANTS WITH A LOWER EXERCISE PRICE THAN THE CURRENT MARKET PRICE.

      On November 18, 2003, in a private transaction, we agreed to sell 1,242,240 shares of our common stock at $1.61 per share, a discount of approximately 25% below the twenty day average closing price for shares of our Common Stock on the OTC Bulletin Board and to issue warrants without additional consideration to purchase 1,007,455 shares of our common stock exercisable at prices ranging from $.80 per share to $2.17 per share. The sale of securities pursuant to the private placement transaction and any future sales of our securities will dilute the percentage equity ownership of then existing owners of the shares of our common stock and may have a dilutive effect on the market price for our outstanding shares of common stock. As of March 25, 2004, we had 25,675,590 shares of our common stock issued and outstanding (not including the 100,000 shares offered by the selling shareholder hereby, which will be issued simultaneously with the filing of the registration statement on Form S-8 with the SEC under the Securities Act of 1933 covering such 100,000 shares). Of those shares, including the 100,000 shares of our common stock offered by the selling shareholder hereby, approximately 4,595,777 shares of our common stock are freely tradable. The foregoing 4,595,777 shares does not give effect to the exercise of any of our issued and outstanding warrants and options. Also, that number does not include approximately 1,932,750 shares that were outstanding prior to our acquisition of AGI Logistics (HK) Ltd. that we believe are restricted as to resale pursuant to federal securities laws.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of any shares of common stock which may be offered hereby. The selling shareholder will receive all of the net proceeds from the sale of such shares.

                               SELLING SHAREHOLDER

      We have agreed to register 100,000 shares of our common stock beneficially owned by the selling shareholder. These shares were acquired or will be acquired by the selling shareholder pursuant to a Compensation Agreement dated as of January 31, 2004 between the selling shareholder and us, as part of the selling shareholder's compensation for services rendered as an employee of Pacific. The shares of common stock beneficially owned by the selling shareholder are being registered to permit public secondary trading of these shares, and the selling shareholder may offer these shares for resale from time to time. See "Plan of Distribution."

      The following table sets forth the name of the selling shareholder, the number of shares of common stock owned beneficially by the selling shareholder as of March 25, 2004 and the number of shares that may be offered pursuant to this prospectus. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholder.

      The selling shareholder may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that the selling shareholder will hold in the future.

      For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares.

      As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

-----------------------------------------------------------------------------------------------------
                                                           Number of
                              Shares Beneficially        Shares Offered          Shares Beneficially
Selling Shareholder          Owned Prior to Resale(2)  by this Prospectus       owned After Resale(3)
-----------------------------------------------------------------------------------------------------
                              Number       Percent                               Number     Percent
-----------------------------------------------------------------------------------------------------
Henrik M. Christensen (1)    108,300          *            100,000               8,300         *
-----------------------------------------------------------------------------------------------------

----------
*     Less than one percent.

(1) Includes all shares to be issued pursuant to a Compensation Agreement dated as of January 31, 2004, between the selling shareholder and us.

(2)   Percentage is based upon 25,775,590 shares of common stock - consisting of
      (i) 25,675,590 shares of common stock outstanding on March 25, 2004 and
      (ii) the 100,000 shares of common stock being issued to the selling shareholder simultaneously with the filing of a Registration Statement on Form S-8 with the SEC and offered for resale pursuant to this prospectus).

(3) Assumes the sale of 100,000 shares offered for resale pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

      The selling shareholder and any of his pledgees, assignees, and successors-in-interest (including distributees) may, from time to time, sell any or all of his shares of common stock of Pacific offered hereby on any stock exchange, market or trading facility on which such shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of, or a combination of, the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which a broker/dealer solicits purchasers;

      o block trades in which a broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker/dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling shareholder also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker/dealers engaged by the selling shareholder may arrange for other broker/dealers to participate in sales. Broker/dealers may receive commissions or discounts from the selling shareholder (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

      The selling shareholder and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that he does not have any agreement or understanding, directly or indirectly, with any persons to distribute the common stock.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE (5) BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, THE SELLING SHAREHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING SHAREHOLDER OR ANY SUCH OTHER PERSON.

                                  LEGAL MATTERS

      The validity of our shares of common stock being offered by this prospectus are being passed upon for us by Gusrae, Kaplan & Bruno, PLLC, 120 Wall Street, New York, New York 10005.

                                     EXPERTS

      The financial statements of Pacific CMA, Inc., which covered the balance sheet as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002 included in this prospectus are reliant on the report of Moores Rowland Mazars, independent certified public accountants, given on the authority of that firm as experts in auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, as a result, we file annual, quarterly, and special reports, proxy and information statements, and other information with the SEC. You may read, without charge, or copy, at prescribed rates, any document that Pacific CMA, Inc. files with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20594 and at its regional offices located at 233 Broadway, New York, New York 10279 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms and their copy charges. Our electronic filings with the SEC also are available to the public over the Internet at a World Wide Web Site maintained by the SEC at http://www.sec.gov. We also maintain web sites at http://www.PacificCMA.com, www.agihk.com and www.airgatecorp.com. The information on our web site is not part of this prospectus.

      We have filed a registration statement on Form S-8 with the SEC under the Securities Act of 1933 covering the common stock offered by this prospectus (the "S-8 Registration Statement"). This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents for a more complete understanding of the document or the matter involved. We have included copies of these documents as exhibits to the registration statement and each statement in this prospectus regarding any such document is qualified in its entirety by reference to the actual document. A copy of the full registration statement may be obtained from the SEC as indicated above or from us.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" into this prospectus some information in documents that are filed by us with the SEC. This means we can disclose important information to you by referring to another document filed separately with the SEC. Any information that we incorporate by reference is considered part of this prospectus. The following documents previously filed with the SEC by us (SEC File No. 000-27653) are hereby incorporated by reference in this prospectus and made a part hereof:

(a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the SEC on April 10, 2003, as amended by our Form 10-KSB/A, filed with the SEC on June 17, 2003.

(b)   Our Quarterly Reports on Form 10-QSB for the quarters ended:

      - March 31, 2003, filed with the SEC on May 14, 2003, as amended by our two (2) Forms 10-QSB/A, filed with the SEC on June 17, 2003 and July 22, 2003.

      -     June 30, 2003, filed with the SEC on August 14, 2003.

      -     September 30, 2003, filed with the SEC on November 17, 2003.

(c) Our Current Reports on Form 8-K and 8-K/A, filed with the SEC on the following dates:

      -     June 19, 2003 - July 15, 2003 - August 26, 2003

      -     November 17, 2003 (two such filings)

      -     November 18, 2003

      -     November 19, 2003

      -     December 4, 2003

(d) Our definitive Proxy Statement for a March 2004 Special Meeting of Shareholders, filed with the SEC on February 27, 2004.

(e) Our definitive Proxy Statement for a November 2003 Special Meeting of Shareholders, filed with the SEC on October 10, 2003.

(f) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2003 (SEC File No. 001-31915), which incorporates the "Description of Securities" contained on Form 10-SB filed with the SEC on October 14, 1999, and any additional amendments or reports filed for the purpose of updating, or which otherwise updated such description.

      We also incorporate by reference all documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. Any information incorporated by reference this way will automatically be deemed to update and supercede any information previously disclosed in this prospectus or in an earlier filed document also incorporated by reference in this prospectus.

      You may request a copy of any or all documents which are incorporated by reference to this prospectus and we will provide it to you at no cost. You may make your request for copies of the information in writing or by telephone. Requests for copies should be directed to Pacific CMA, Inc., Attention: Henrik
M. Christensen, telephone: (212) 247-0049.

                    COMMISSION'S POSITION ON INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling Pacific pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Company hereby states that (i) the documents listed in (a) through (c) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post effective amendment that indicates that all securities offered have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the SEC on April 10, 2003, as amended by Form 10-KSB/A, filed with the SEC on June 17, 2003.

      (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended:

            - March 31, 2003, filed with the SEC on May 14, 2003, as amended by two Forms 10-QSB/A, filed with the SEC on June 17, 2003 and July 22, 2003.

            -     June 30, 2003, filed with the SEC on August 14, 2003.

            -     September 30, 2003, filed with the SEC on November 17, 2003.

      (c) The Company's Current Reports on Form 8-K and 8-K/A, filed with the SEC on the following dates:

            -     June 19, 2003
            -     July 15, 2003
            -     August 26, 2003
            -     November 17, 2003 (two such filings)
            -     November 18, 2003
            -     November 19, 2003
            -     December 4, 2003

      (d) The Company's definitive Proxy Statement for a March 2004 Special Meeting of Shareholders, filed with the SEC on February 27, 2004.

      (e) The Company's definitive Proxy Statement for a November 2003 Special Meeting of Shareholders, filed with the SEC on October 10, 2003.

      (f) The description of the Company's common stock contained in its Registration Statement on Form 8-A filed with the SEC on December 2, 2003 (SEC File No. 001-31915), which incorporates the "Description of Securities" contained on Form 10-SB filed with the SEC on October 14, 1999, and any additional amendments or reports filed for the purpose of updating, or which otherwise updated such description.

      All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

      The Company's Common Stock is registered under Section 12 of the Exchange Act. See Item 3(c) above.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      The Company is a Colorado corporation. The Colorado Business Corporation Act provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

      Article SEVENTH (c) of the Company's Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the maximum extent permitted by law.

      Article VI, Section 1 of the Company's By-Laws provides for extensive indemnification of any person by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan.

      Article VI, Section 2 of the Company's By-Laws provides that the Company shall indemnify any above-described person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification against expenses (including attorneys' fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the Company other than the determination in good faith that the defense has been wholly successful.

      Article VI, Section 3 of the Company's By-Laws provides that reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by the Company to any above-described person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such person's good faith belief that he has met the standards of conduct required, (ii) a written undertaking, executed personally or on such person's behalf, to repay such advances if it is ultimately determined that he did not meet such prescribed standards of conduct, and (iii) a determination is made that the facts as then known would not preclude indemnification.

      At the present time, the Company does not have any officer-director liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      Number            Description of Exhibit
      ------            ----------------------

      4.2               Compensation  Agreement between the Company and Henrik
                        M. Christensen


      5.1               Opinion of Gusrae, Kaplan & Bruno, PLLC

      23.1              Consent   of   Moores   Rowland    Mazars    Chartered
                        Accountants, Certified Public Accountants, Hong Kong

      23.2              Consent of Gusrae,  Kaplan & Bruno,  PLLC (included in
                        Exhibit 5.1)

ITEM 9. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

      (1) To file, during the period in which it offers or sells securities, a post-effective amendment to the registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed to be the initial bona fide offering thereof;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue; and

      (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on the 27th day of March 2004.

                                          PACIFIC CMA, INC.


                                          By: /s/Alfred Lam
                                             -----------------------------------
                                              Alfred Lam
                                              Chairman of the Board of Directors

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred Lam, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                  TITLE                                 DATE
---------                  -----                                 ----


/s/Alfred Lam              Chairman of the Board of Directors    March 27, 2004
-------------------
Alfred Lam                 (Principal Executive Officer)


/s/Daisy Law               Chief Accountant                      March 27, 2004
-------------------
Daisy Law                  (Principal Financial and
                            Accounting Officer)


/s/ Scott Turner           Director                              March 27, 2004
------------------
Scott Turner


/s/ Henrik M. Christensen  Director                              March 27, 2004
-------------------------
Henrik M. Christensen

/s/ Louisa Chan            Director                              March 27, 2004
------------------
Louisa Chan


/s/ Kaze Chan              Director                              March 27, 2004
------------------
Kaze Chan


/s/ Tan Kay Hock           Director                              March 27, 2004
------------------
Tan Kay Hock


                           Director                              March __, 2004
------------------
Kim E. Petersen


/s/ Liu Kwong Sang         Director                              March 27, 2004
------------------
Liu Kwong Sang

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  EXHIBITS TO

                           REGISTRATION STATEMENT ON

                                    FORM S-8

                                       OF

                               PACIFIC CMA, INC.

                               INDEX TO EXHIBITS
                               -----------------

      Number            Description of Exhibit

      4.2               Compensation  Agreement between the Company and Henrik
                        M. Christensen

      5.1               Opinion of Gusrae, Kaplan & Bruno, PLLC

      23.1              Consent   of   Moores   Rowland    Mazars    Chartered
                        Accountants, Certified Public Accountants, Hong Kong


      23.2              Consent of Gusrae,  Kaplan & Bruno,  PLLC (included in
                        Exhibit 5.1)